EXHIBIT 10.5

Background Information

This Agreement (the “Agreement”) relating to the Google Third Party Serving Compatibility Program (the “Program”) is entered into by and between the entity agreeing to these terms (“You” or “Your”) and Google Inc. (“Google”). This Agreement will be effective as of the date You click the “Agree and Accepted” button below. If You are accepting on behalf of Your employer or another entity, You represent and warrant that You have full legal authority to bind Your employer or such entity to these terms and conditions. If You don’t have the legal authority to bind, please do not click the “Agree and Accepted” button below.

Effective Date

2011-05-09 05:46 PDT-US/Pacific (YYYY-MM-DD hh:mm)

Agreement

1.

Program Participation. Google may at any time in its sole discretion appoint You, or withdraw Your appointment, as a third party server or research vendor compatible with the Program. This appointment by Google will be followed by notification (i) that You are authorized to serve content under the Program, (ii) of the property where Google is permitted to place the content and (iii) the geographic regions where Your serving is permitted under the Program. If Your appointment is revoked, You will no longer be permitted to participate in the Program. Program participation is subject to Your compliance with (a) all applicable program policies Google makes available from time to time ("Program Policies"), including without limitation the Third-Party Ad Serving Policy available at http://adwords.google.com/support/bin/answer.py?answer=94230, Editorial Guidelines (https://adwords.google.com/select/guidelines.html), and Trademark Guidelines (www.google.com/permissions/guidelines.html), (b) specifications provided by Google and any Google partner and (c) service levels required by Google.

2.

Service Levels and Support Contacts. Your services must meet the following service levels: (a) provide a primary and secondary business and technical contact as well as a contact for 24 hour, 7-day a week support (“Support Contact”) and (b) provide two hour resolution to any support query Google may make. You will make the Support Contact available during regular business hours (PST) to assist Google in resolving issues related to the Program and it is Your obligation to make sure Google has updated Support Contact information.

3.

Changes to Program. Google reserves the right, in its sole discretion, to change, suspend or discontinue all or any aspect of the Program at any time and for any reason, without liability.

4.

Brand Features and Publicity. Google may use Your Brand Features in connection with the Program solely to identify You as a third party server or research vendor compatible with the Program. You may not indicate that You are a third party server or research vendor compatible with the Program or disclose any relationship between You and Google hereunder without Google’s prior written approval. "Brand Features" means the trade names, trademarks, service marks, logos, domain names and other distinctive brand features of a party.

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5.

Termination; Cancellation. Either party may terminate this Agreement with or without cause at any time upon written notice to the other party; provided that if this Agreement is terminated by either party other than for cause, each party’s obligations with respect to any campaigns that are live and running as of the date of such termination shall remain in effect and subject to the terms of this Agreement for a one month period. Sections 4 (second sentence), 5, 6, 7, 10, 11, 12, 14, 15 and 16 shall survive termination of this Agreement.

6.

Confidentiality. Neither party may disclose the Confidential Information of the other party without such party’s prior written consent. “Confidential Information” means information disclosed by one party to the other party under this Agreement that is marked as confidential or would normally be considered confidential. Google Confidential Information includes, without limitation: (a) the Program and all related materials, the existence and content of the Agreement and any information provided pursuant to the Agreement and (b) click-through rates or other statistics relating to the Program provided to You by Google. Google consents to Your disclosure of click-through rates or other statistics relating to the Program provided to You by Google solely to the extent it is being provided by You to (i) the advertiser for whose content it directly relates or (ii) advertisers in an aggregated manner so no third party could identify which advertiser’s data contributed to the aggregated set. Confidential Information does not include information that (A) the receiving party already knew, (B) becomes publicly known through no fault of the receiving party, (C) was independently developed without access to the disclosing party’s confidential information, as evidenced in writing, (D) rightfully received by the receiving party from a third party, or (E) required to be disclosed by law or governmental authority.

7.

Data. Google may retain and use, subject to the terms of its privacy policy, information collected from Your use of the Program. Google Privacy Policy is available at www.google.com/privacy.html. Except as expressly permitted by Google under a Google program, product or service feature, You cannot use any automated means (e.g., scraping or robots) to access, query or otherwise collect Google-related information from Google, the Program or any other Google program, product or service, or any website owned or operated by Google or a partner that displays Google advertising.

8.

Privacy Policies. You must maintain a privacy policy that provides notice of Your data collection practices, including without limitation Your use of a cookie, web beacon or other tracking mechanisms.

9.

Inspection for Compliance. Google reserves the right to audit Your technology and investigate any activity in order to ensure Your compliance with the terms of this Agreement. In the event Google reasonably determines that Your technology may have providing, serving, delivery, rendering, privacy, security-related issues or inaccurate metrics, then upon 10 business days prior written notice Google may engage, and You will provide reasonable access to, Google's third party auditor (who agrees in writing to the security and confidentiality obligations and procedures reasonably required by You) to audit copies of Your records and other pertinent technology to the extent relevant to Your use or participation in the Program and Your obligations under this Agreement. The audits shall be at Google's expense and will be conducted no more than once during each 12 month period (unless an audit reveals a discrepancy of greater than 10%, noncompliance with any of the terms of this Agreement or Program Polices, in which case such audit will not be counted toward the limit), during normal business hours and without unreasonably interfering with Your normal business operations.

10.

No Endorsement. You acknowledge and agree that Google does not represent or endorse the quality, accuracy, reliability, integrity or legality of Your systems, Your performance as a thirty party server or research vendor compatible with the Program or otherwise. Google is under no obligation to review the content distributed, sold or offered by You and specifically disclaims any liability or responsibility for errors or omissions in the serving of any content by You.

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11.

No Warranty. EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION FOR NON-INFRINGEMENT, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR ANY PURPOSE. To the fullest extent permitted by law, the Program and Google and partner properties are provided “as is” and at Your option and risk and neither Google nor its partners guarantee any results. You may not (a) make any representations or guarantees to any advertiser regarding the level of impressions, clicks or conversions for any ad or content associated specifically with Program or any other Google program, product or service, and (b) represent or guarantee the timing of delivery of any impressions, clicks or conversions for any ad or other content displayed on any Google property (or other property on which Google displays ads or other content).

12.

Limitations of Liability; Force Majeure. GOOGLE SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EVEN IF GOOGLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. GOOGLE'S AGGREGATE LIABILITY TO YOU UNDER THIS AGREEMENT FOR ANY CLAIM IS LIMITED TO $1000. Each party acknowledges that the other party has entered into this Agreement relying on the limitations of liability stated herein and that those limitations are an essential basis of the bargain between the parties. Without limiting the foregoing and except for payment obligations, neither party shall have any liability for any failure or delay resulting from any condition beyond the reasonable control of such party.

13.

Representations and Warranties. You represent and warrant that (a) all of the information provided by You to Google to enroll in the Program is correct and current, (b) You have and will maintain throughout the term of this Agreement all rights required to permit Google to use Your Brand Features pursuant to the Agreement, (c) You will not, as a result of Your actions or inactions, deliver malware, spyware or other code onto the Google syndicated network which could alter or disrupt any program, product, service or device and (d) You have complied and will continue to comply with all applicable laws, statutes, ordinances, and regulations (including without limitation any applicable data protection or privacy laws) in Your performance under this Agreement.

14.

Indemnification. You agree to indemnify, defend and hold harmless Google, its agents, affiliates, subsidiaries, directors, officers, employees, and applicable third parties (e.g. relevant advertisers, syndication partners, licensors, licensees, consultants and contractors) from any third party claim or liability arising out of, or related to, Your Brand Features, Your participation in, and use of, the Program, Your acts or omissions related to the Agreement and Your breach of the Agreement.

15.

Prohibitions. You will not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Google products, services, programs, software, or documentation, or create or attempt to create a substitute or similar service or product through use of or access to the Program or Google Confidential Information.

16.

Miscellaneous. (a) This Agreement is governed by California law, excluding California’s choice of law rules. FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES CONSENT TO PERSONAL JURISDICTION IN, AND THE EXCLUSIVE VENUE OF, THE COURTS IN SANTA CLARA COUNTY, CALIFORNIA. (b) This Agreement is the parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject. (c) The parties are independent contractors and this Agreement does not create an agency, partnership or joint venture. (d) Unless otherwise expressly set forth in this Agreement, all notices must be in writing and notices to Google must be sent to: Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA, with a copy to Legal Department. Notice will be deemed given (i) when verified by written

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receipt if sent by personal courier, overnight courier, or mail; or (ii) when verified by automated receipt or electronic logs if sent by facsimile or email. (e) All amendments must be executed by both parties and expressly state that they are amending this Agreement. (f) Failure to enforce any provision will not constitute a waiver. If any provision of this Agreement is found unenforceable, the balance of this Agreement will remain in full force and effect. (g) You may not assign or transfer any part of this Agreement. Any such attempt to transfer or assign is void. (h) Nothing in this Agreement will limit a party’s ability to seek equitable relief.

Signatory Information

Contracting Entity: OxaMedia Corporation Url:

Name:

Reid Stillman

Title:

President

Email:

reid.stillman@oxamedia.com

Address:

7 Sunburst, Box 2741, Sun Valley, Idaho

Country:

United States

Phone:

208-721-0846

Fax:

Accept Agreement

Note: If you are accepting on behalf of your employer or another entity, you represent and warrant that you have full legal authority to bind your employer or such entity to these terms and conditions. If you don't have the legal authority to bind, please do not click the "Accepted and Agreed" button below.

X

By checking this box, I am accepting this Agreement on behalf of the entity OxaMedia Corporation. I represent and warrant that (a) I have full legal authority to bind the entity to this Agreement, (b) I have read and understand this Agreement, and (c) I agree to all terms and conditions of this Agreement on behalf of the entity that I represent.

Accepted and Agreed

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